Exhibit 10.8

EXECUTION VERSION

AMENDMENT TO SHARE PURCHASE AGREEMENT

THIS AMENDMENT TO SHARE PURCHASE AGREEMENT (this “Amendment”) is entered into as of September 26, 2014, by and among:

1. InnoLight Technology Corporation;

2. GC I, LP;

3. Lightspeed China Partners I, L.P.; and

4. Lightspeed China Partners I-A, L.P.

Each of the parties to this Amendment is referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meanings set forth in the series C preferred shares purchase agreement, dated July 7, 2014, entered into by and among the Parties, InnoLight Technology HK Limited, InnoLight Technology (Suzhou) Ltd., Innolight Technology USA, Inc., Suzhou Xumao Co., Ltd. and Sheng Liu (the “Agreement”).

RECITALS

WHEREAS, the Parties hereto desire to amend certain terms of the Agreement in accordance with Section 10.08 thereof.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

SECTION 1 AMENDMENTS

(1)	Section 1.03 of the Agreement shall be amended by replacing the entire section with the text and capitalization below:

Following the completion of the Restructuring and the closing of the issuance and sale of the Series C Preferred Shares pursuant to this Agreement, the post-investment capitalization structure of the Company shall be as follows:

Shareholders	Shares	No. of Shares	Share Percentage
Glory Castle Holdings Limited	Ordinary Shares	4,226,667	16.95%
	Series A Preferred Shares	565,140
	Series A-1 Preferred Shares	3,201,184

Shareholders	Shares	No. of Shares	Share Percentage
Osa Mok	Ordinary Shares	840,000	6.88%
Wen-wei Liu	Ordinary Shares	40,000
Wei-Long William Lee	Ordinary Shares	300,000
Minxu Li	Ordinary Shares	100,000
Monet Investment Inc.	Series A Preferred Shares	600,000
Chin-Shun Wu	Series A Preferred Shares	600,000
Emil Chang	Series A Preferred Shares	20,000
Cascade Capital Management LLC	Series A-1 Preferred Shares	333,333
	Series B-1 Preferred Shares	416,667

Hsing Hsien Kung	Ordinary Shares	160,000	3.52%
	Series A Preferred Shares	1,000,000
	Series A-1 Preferred Shares	500,000

Hua Yuan International Limited	Series A Preferred Shares	1,900,000	4.03%

Cowin Jin Qu Limited	Series A-1 Preferred Shares	2,622,930	5.56%

Cowin Wan Sheng Limited	Series B Preferred Shares	2,138,439	4.53%

Acorn Campus Venture Fund III	Series A Preferred Shares	1,303,704	2.76%

Qianrong Capital Limited	Series A-1 Preferred Shares	1,083,333	2.30%

Guofa Rongfu Capital Investment (Hong Kong) Limited	Series A-1 Preferred Shares	833,333	1.77%

Selected Partners Limited	Series A-1 Preferred Shares	132,149	0.28%

Refele Holdings Limited	Series A Preferred Shares	439,070	0.93%

Refele Investment Holdings Limited	Series A-1 Preferred Shares	500,000	1.06%

Rongda Venture Debt Limited	Series B-1 Preferred Share	1,000,000	2.12%

Ancient Jade International Holdings Limited	Series B-1 Preferred Share	1,250,000	2.65%

Shareholders	Shares	No. of Shares	Share Percentage
Wai Yan Sandy Chau	Series B-1 Preferred Share	166,667	0.35%

Zheyang Wang	Series B-1 Preferred Shares	666,666	1.41%

Shengtang Capital Limited	Series B-1 Preferred Share	833,333	1.77%

Majuven Fund I Ltd	Series B-1 Preferred Share	833,333	1.77%

Datai Optical Investment Limited	Series B-1 Preferred Share	1,583,333	3.36%

Acorn Campus Venture Fund I, LP	Series B-1 Preferred Share	833,333	1.77%

Lightspeed China Partners I, L.P. Lightspeed China Partners I-A, L.P.	Series C Preferred Share	4,716,889	10.00%

GC I, LP	Series C Preferred Share	9,070,940	19.23%

ESOP (as defined in Section 3.01(c))		2,358,444	5.00%

Total		47,168,887	100%

(2)	Section 3.02(a) of the Agreement shall be amended as follows:

(a) Ordinary Shares. Immediately prior to the Closing and after giving effect to the Restructuring, a total number of 100,000,000 authorized ordinary shares, par value US$0.001 per share (the “Ordinary Shares”), of which 5,666,667 shares are issued and outstanding.

(3)	Section 3.02(b) of the Agreement shall be amended as follows:

(b) Preferred Shares. Immediately prior to the Closing and after giving effect to the Restructuring, (i) a total of 6,427,914 authorized series A convertible preferred shares of the Company, par value of US$0.001 per share (the “Series A Preferred Shares”), all of which shares are issued and outstanding; (ii) a total of 9,206,263 authorized series A-1 convertible preferred shares of the Company, par value of US$0.001 per share (the “Series A-1 Preferred Shares”), all of which are issued and outstanding; (iii) a total of 2,138,438 authorized series B convertible preferred shares of the Company, par value of US$0.001 per share (the “Series B Preferred Shares”), all of which shares are issued and outstanding; (iv) a total of 7,583,332 authorized Series B-1 convertible preferred shares of the Company, par value of US$0.001per share (the “Series B-1 Preferred Shares”), all of which shares are issued and outstanding; and (v) a total number of 13,787,829 authorized Series C Preferred Shares, par value of US$0.001 per share, none of which are issued and outstanding and all of which will be issued and outstanding upon Closing to the Investors in such number as set forth opposite such Investors’ names on Schedule A attached hereto. Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares, Series B-1 Preferred Shares, and Series C Preferred Shares are referred to collectively herein as “Preferred Shares”.

(4)	Section 3.11 of the Agreement shall be amended as follows:

SECTION 3.11 Compliance with Laws; Consents and Permits.

Other than as described in Section 3.11 of the Disclosure Schedule, none of the Warrantors is or has been in violation in any material respect of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties. All consents, licenses, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any governmental authority (the “Permits”) and any third party (collectively with the Permits, the “Consents”) which are required to be obtained or made by each Group Company or Xumao in connection with the consummation of the transactions contemplated under the Transaction Documents shall have been obtained or made prior to and shall be fully effective as of the Closing. Each Group Company has all franchises, Consents and any similar authority necessary for the conduct of its business as currently conducted and as proposed to be conducted, the absence of which would be reasonably likely to have a Material Adverse Effect. None of the Group Companies is in default under any of such franchises, Consents or other similar authority. Any other direct or indirect shareholders of the Company who are domestic residents as defined under the Notice on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Overseas Investment and Financing and Roundtrip Investment through Offshore Special Purpose Vehicles issued by the State Administration of Foreign Exchange (“SAFE”) on July 4, 2014 (“Circular 37”) and any successor rule or regulation under PRC law have completed the registration with the competent local counterpart of the SAFE in respect of the proposed subscription of shares and investment in offshore special purpose vehicles (as defined in Circular 37) that are owned or controlled by such individual shareholders in accordance with the requirements of Circular 37. The transactions contemplated by the Transaction Documents are not subject to any regulatory approvals from the relevant governmental authorities under Antitrust Laws. The Group Companies aggregate revenue falls below the threshold that would require any filings under Antitrust Laws. “Antitrust Laws” means laws and regulations in relation to monopolization restraints of trade and other aspects of competition that apply to the business and dealings of the Group Companies and the Investors (including their respective Affiliates) (as applicable), including, without limitation, the Sherman Act, Clayton Act and Hart-Scott-Rodino Antitrust Improvements Act in the United States, and the Antimonopoly Law of the PRC.

(5)	Section 7.06 of the Agreement shall be amended as follows:

SECTION 7.06 Registration under Circular 37.

As soon as possible but in no event later than ten (10) days after the Closing, to the extent legally required or required by the competent local counterpart of the SAFE to conduct the registration under Circular 37, each of the direct or indirect shareholders of the Company, who is a PRC resident, shall apply to and, within ninety (90) days after the Closing, obtain a written acceptance from the competent local counterpart of the SAFE in the PRC for the change registration with respect to the transactions contemplated herein and any previous shareholding changes of the Company or InnoLight SZ (if applicable) pursuant to the Circular 37 and shall use its reasonable best efforts to complete such change registration by no later than February 28, 2015 so that following completion of the change registrations such direct and indirect shareholders of the Company shall be fully compliant with Circular 37 and all other applicable SAFE rules and regulations.

(6)	Section 7.12 of the Agreement shall be amended as follows:

SECTION 7.12 Payment of PRC Taxes; Agreement to Repay Loans

Within thirty (30) Business Days following the Closing, Xumao and any other shareholders of the PRC Company who has any PRC tax liability in connection with the Restructuring shall make appropriate tax filing with the relevant PRC tax authority with respect to the Restructuring and shall have paid (or otherwise agreed to pay in a manner satisfactory to the Investors) its PRC tax liability related to the Restructuring; provided that in the event such thirtieth (30th) Business Day following the Closing falls outside of the applicable quarterly enterprise income tax filing window as prescribed by the competent local tax authority, such filing and payment of tax liability shall be completed as promptly as practicable after the beginning of the next available filing window. In no event later than December 31, 2014, the management team shall make appropriate tax filing with the relevant PRC tax authority with respect to the Restructuring and shall have paid (or otherwise agreed to pay in a manner satisfactory to the Investors) its PRC tax liability related to the Restructuring. To the extent that any loan is extended by the Company to the management team to facilitate payment of such PRC taxes, each such loan shall be due and payable upon the earlier of (i) September 30, 2015, or (ii) the filing of an initial registered public offering of securities of the Company in the United States or another jurisdiction.

(7)	Section 8.13 of the Agreement shall be amended as follows:

SECTION 8.13 Restructuring Plan; Compliance.

Each of the Group Companies the Founder and Xumao shall have completed all the items in the Restructuring Plan on terms satisfactory to the Investors, and shall deliver evidence satisfactory to the Investors that such items have been completed, except that the Investors acknowledge that the sale of the equity interest in InnoLight SZ held by Zhongxin Suzhou and/or the exchange of the same for shares of the Company in accordance with the Restructuring may not be completed prior to the Closing. Each of the Group Companies and the Founder shall have complied with any applicable laws and successfully completed any registration or other legal requirements with relevant governmental agencies in connection with the Restructuring and the issuance of the Series C Preferred Shares, including satisfaction of all applicable requirements of Circular 37 (except with respect to the Circular 37 change registrations as set forth in Section 7.06 that the Investors have agreed may be completed following the Closing), compliance with all applicable rules of the PRC Ministry of Commerce, appropriate filings with all applicable governmental and tax authorities, compliance with structural, economic consolidation and other ownership requirements under the laws of all applicable jurisdictions and international accounting rules, and compliance with all relevant employment laws, including those relating to social security and other obligations of any Group Company.

(8)	Schedule C to the Agreement shall be amended as follows:

Key Employees

Name	ID Name	Title

Michael Xu	Xiaoming Xu/	R&D Senior Project Manager

Xinjun Zhou		R&D Director

Oliver Sun	Yuzhou Sun/	Optical Senior Manager

Pan Wang		Senior Director of Operation

Kobe Huang	Peng Huang/	Sourcing Senior Manager

Kevin Wen	Xianfeng Wen/	40G Manufacturing Engineering—Module Project Manager

Stoone Song	Yan Song/	10G Engineering Manager

Owen Li	Bin Li/	10G Product Line Manufacturing Manager

Kewei Zheng		QA Director

Haiyan Ye		Purchasing Senior Manager

Echo Li	Huaying Li/	GM Assistant

Tingky Chen	Caiyun Chen/	HR Manager

Hugo Lin	Chunghsi Lin/	Finance Director

Amis Shi	Haiyue Shi/	Assistant Accounting Manager

Minxu Li	Minxu Li	Director of Marketing

Executive Officers

Name	ID Name	Title
Osa Mok	Osa Chou-Shung Mok	CMO, VP of International Markets
Charlie Wang	Xiangzhong Wang/	VP, R&D
Bill Lee	Wei-Long William Lee	CTO
Hai Ding		VP, Operation
Gaohong Shi		VP, Engineering
Alan Bai	Yaheng Bai/	VP, Sales

(9)	Exhibit A to the Agreement shall be amended and restated as set forth in Exhibit A hereto.

(10)	Article 6 on page 1 of Exhibit B to the Agreement shall be amended as follows:

6.	The authorized share capital of the Company is US$139,143.776 consisting of 139,143,776 shares of a nominal or par value of US$0.001 each, of which: (i) 100,000,000 are designated as ordinary shares of a nominal or par value of US$0.001 each (the “Ordinary Shares”), (ii) 6,427,914 are designated as series A preferred shares of a nominal or par value of US$0.001 each (the “Series A Preferred Shares”), (iii) 9,206,262 are designated as series A-1 preferred shares of a nominal or par value of US$0.001 each (the “Series A-1 Preferred Shares”, together with Series A Preferred Shares, the “Series A Shares”), (iv) 2,138,439 of which are designated as series B preferred shares of a nominal or par value of US$0.001 each (the “Series B Preferred Shares”), (v) 7,583,332 of which are designated as series B-1 preferred shares of a nominal or par value of US$0.001 each (the “Series B-1 Preferred Shares”, together with Series B Preferred Shares, the “Series B Shares”, together with the Series A Shares, the “Junior Preferred Shares”), and (vi) 13,787,829 are designated as series C preferred shares of a nominal or par value of US$0.001 each (the “Series C Preferred Shares,” together with the Junior Preferred Shares, the “Preferred Shares”), with power for the Company, insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be Preferred Shares or otherwise shall be subject to the powers hereinbefore contained.

(11)	The definition of Ordinary Shares on page 4 of Exhibit B to the Agreement shall be amended as follows:

Ordinary Shares ordinary shares with the par value of US$0.001 each in the capital of the Company.

(12)	Paragraph C of Article 42 of Exhibit B to the Agreement shall be amended as follows:

C.	Notwithstanding anything to the contrary herein, prior to the Redemption Start Date, within thirty (30) days following the occurrence of any Special Redemption Event (as defined below), the holders of Series C Preferred Shares may elect to have all or any portion of the Series C Preferred Shares held by them immediately redeemed at the Special Redemption Price (as defined below). The price at which each Series C Preferred Share is redeemed under this Article 42C (the “Special Redemption Price”) shall be the higher of (a) the General Redemption Price, and (b) the then current fair market value of such Series C Preferred Share (as determined in good faith by the Board, including the Investor Directors). If the Board is unable to determine in good faith the fair market value, the Series C Supermajority shall have the right to request that the determination of fair market value shall be made by an independent appraiser selected jointly by the Board and the Series C Supermajority, the cost of such appraisal to be borne by the Company. The “Redemption Price” shall mean, the General Redemption Price or the Special Redemption Price, as the context requires. The “Special Redemption Event” means any of the following: (i) if China-Singapore Suzhou Industrial Park Ventures Co., Ltd. (“Zhongxin Suzhou”) fails to either complete the exchange of its equity interest in InnoLight SZ for Shares of the Company (such that InnoLight SZ becomes a wholly owned subsidiary of InnoLight HK) by December 31, 2014 or complete the transfer of its equity interest in InnoLight SZ to InnoLight HK or otherwise complete the redemption or the transfer of its equity interest in InnoLight SZ to any other party acceptable to the Series C Majority by March 31, 2015; (ii) if the requisite registrations with competent local counterpart of the SAFE shall not have been completed by February 28, 2015 by all direct or indirect shareholders of the Company that are required to complete such registrations in accordance with the Notice on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Overseas Investment and Financing and Roundtrip Investment through Offshore Special Purpose Vehicles issued by the State Administration of Foreign Exchange (“SAFE”) on July 4, 2014 (“Circular 37”) and any successor rule or regulation under PRC law so that such shareholders are fully compliant with Circular 37 by such date, or (iii) if any loans granted to the management of InnoLight SZ have not been repaid in full by such members of management of InnoLight SZ upon the earlier of (x) September 30, 2015, or (y) the filing of a firm-commitment underwritten registered public offering of the Ordinary Shares of the Company.

(13)	Paragraph A on page 2 of Exhibit C to the Agreement shall be amended as follows:

A. The Company, InnoLight HK, InnoLight SZ, InnoLight USA, Suzhou Xumao Co. Ltd., Sheng Liu and the Investors have entered into a Series C Preferred Shares Purchase Agreement dated July 7, 2014 (the “Series C Purchase Agreement”), pursuant to which, among other things, the Company shall issue and allot an aggregate of 13,787,829 series C convertible preferred shares, par value US$0.001 per share (the “Series C Preferred Shares”) to the Investors.

(14)	Section 9.10 of Exhibit C to the Agreement shall be amended as follows:

9.10. Circular 37 Registration. As soon as possible but in no event later than ten (10) days after the date of this Agreement, to the extent legally required or required by the competent local counterpart of the SAFE to conduct the registration under Circular 37, each of the direct or indirect shareholders of the Company, who is a PRC resident, shall apply to and, within ninety (90) days after the date of this Agreement, obtain a written acceptance from the competent local counterpart of the SAFE in the PRC for the change registration with respect to the transactions contemplated under the Series C Purchase Agreement and any previous shareholding changes of the Company or InnoLight SZ (if applicable) pursuant to the Notice on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Overseas Investment and Financing and Roundtrip Investment through Offshore Special Purpose Vehicles issued by the State Administration of Foreign Exchange (“SAFE”) on July 4, 2014 (“Circular 37”) and any successor rule or regulation under PRC law, and shall use its best efforts to complete such change registration and become fully compliant with Circular 37 and all other applicable SAFE rules and regulations in connection with their holding of shares of the Company by no later than February 28, 2015.

(15)	Section 9.11 of Exhibit C to the Agreement shall be amended as follows:

9.11. Restricted Cash. Unless otherwise approved by the Series C Supermajority, the Company shall maintain in its bank account in the Cayman Islands cash in the amount of at least US$20,000,000 (or such lesser amount as may be approved by the Investor Directors) until the earlier of (a) the completion of both (i) the applicable registrations under Circular 37 in accordance with Section 9.10 above such that each direct or indirect shareholder of the Company who is a PRC resident has fully complied with Circular 37 in connection with the transactions contemplated by the Series C Purchase Agreement and any previous shareholding changes of the Company (if applicable), and (ii) the restructuring of Zhongxin Suzhou’s equity interest in InnoLight SZ such that InnoLight SZ becomes a wholly owned subsidiary of InnoLight HK; or (b) June 30, 2015.

(16)	Section 1.2(c) of Exhibit C to the Agreement shall be amended as follows:

(c) Subject to the provisions of the Restated Articles, the directors may regulate their proceedings as they think fit, provided however that board meetings shall be held at least once every three (3) months unless the Board otherwise approves (so long as such approval includes the approval of at least one of the Investor Directors) and that a written notice of each meeting, agenda of the business to be transacted at the meeting and all documents and materials to be circulated at or presented to the meeting shall be sent to all directors entitled to receive notice of the meeting at least five (5) days before the meeting and a copy of the minutes of the meeting shall be sent to such Persons promptly following such meeting. A meeting of directors is duly constituted for all purposes if at the commencement of the meeting, there are present in person or by alternate not less than four (4) directors, which directors in each case shall include both of the Investor Directors. The Company shall reimburse the directors for all reasonable out-of-pocket expenses (travel and lodging) incurred in connection with attending any meetings of the Board and any committee thereof.

(17)	Section 10.2 of Exhibit C to the Agreement shall be amended as follows:

10.2 Entire Agreement. This Agreement, the Series C Purchase Agreement, and any Ancillary Agreements (as defined in the Series C Purchase Agreement), together with all the exhibits hereto and thereto, constitute and contain the entire agreement and understanding of the parties with respect to the parties’ equity interests in Group Companies and other subject matters hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof, including, but not limited to, the members agreement, dated as of April 29, 2008, by and among the Company, members of the Company and other parties thereto and the right of first refusal and co-sale agreement, dated as of April 29, 2008, by and among the Company, members of the Company and other parties thereto and any other agreements among InnoLight SZ and its prior shareholders . Capitalized terms which are not defined hereinto shall have the same meaning as such in the Series C Purchase Agreement.

SECTION 2 EFFECT OF AMENDMENTS

This Amendment shall be deemed incorporated into, and form a part of, the Agreement and have the same legal validity and effect as the Agreement.

Except as expressly amended hereby, all terms and provisions of the Agreement are and shall remain in full force and effect, and all references to the Agreement shall hereafter refer to the Agreement as amended by this Amendment, and as it may hereafter be further amended or restated.

SECTION 3 MISCELLANEOUS

Section 10.03 (Governing Law) and Section 10.16 (Dispute Resolution) of the Agreement is hereby incorporated herein mutatis mutandis.

This Amendment may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to each other Party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

Company:

InnoLight Technology Corporation

By:	/s/ Sheng Liu
Name: Sheng Liu
Title: Director

[Signature Page to Amendment to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

GC I, LP

By:
GC I, GP, its general partner

By:	/s/ Eugene Frantz

Name: Eugene Frantz

Title: General Partner

[Signature Page to Amendment to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

LIGHTSPEED CHINA PARTNERS I, L.P.

By: Lightspeed China Partners I GP, LLC, its general partner

By:	/s/ James Mi
Name: James Mi
Title: Managing Director

LIGHTSPEED CHINA PARTNERS I-A, L.P.

By: Lightspeed China Partners I GP, LLC, its general partner

By:	/s/ James Mi
Name: James Mi
Title: Managing Director

[Signature Page to Amendment to Share Purchase Agreement]